Exhibit 99.1

EyeGate Pharma Announces Transformative Acquisition of Panoptes Pharma

Expands Pipeline Beyond Ophthalmology with PP-001, a Clinical Stage, Best-in-Class DHODH Inhibitor

PP-001 Leverages a Validated Immune Modulating Mechanism Optimized for Increased Specificity and Picomolar Potency to Avoid Off-Target Side Effects

Acquisition Strengthens Leadership Team with Appointment of Panoptes Co-Founders Dr. Franz Obermayr as EVP Clinical Development and Dr. Stefan Sperl as EVP CMC and Operations

WALTHAM, MA, December 21, 2020 (ACCESSWIRE) — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or “the Company”), a clinical stage company focused on developing products for treating disorders of the eye, today announced the acquisition of Panoptes Pharma (“Panoptes”), a privately-held clinical stage biotech company focused on developing a novel proprietary small molecule for the treatment of severe eye diseases with a high unmet medical need.

The acquisition transforms EyeGate’s pipeline with the addition of PP-001, a next-generation, non-steroidal, immuno-modulatory, small molecule inhibitor of Dihydroorotate Dehydrogenase (DHODH) with potential best-in-class picomolar potency. PP-001 was rationally designed to overcome the off-target side effects and safety issues associated with DHODH inhibitors, a validated drug class with broad potential in inflammatory, viral and oncology indications. First-in-class in ophthalmology, PP-001 has been developed in two clinical-stage ophthalmic formulations; PaniJect, an intravitreal injection for inflammatory diseases of the eye including posterior uveitis with Phase 1b/2a safety and efficacy data and PaniDrop, an eye drop for viral conjunctivitis and dry eye disease with completed Phase 1 safety data. In addition, a clinical-stage intravenous (IV) formulation of PP-001 is being evaluated as an antiviral and the company intends to soon complete development of an oral formulation for neurological and autoimmune indications.

“The acquisition of Panoptes propels the EyeGate pipeline forward to include a de-risked clinical-stage candidate with broad potential across a diverse range of ocular, autoimmune and neurological indications,” said Stephen From, Chief Executive Officer of EyeGate. “While DHODH inhibitors have been successfully developed for a range of autoimmune conditions, their utility has been limited due to tolerability and safety concerns. We believe PP-001, with potential best-in-class specificity and potency, has overcome these limitations to deliver this validated mechanism in inflammatory diseases of the eye as well as diseases beyond the ophthalmic space. With promising clinical safety and efficacy data in hand, and ophthalmic formulations to target indications with a medical need on the ocular surface and the back-of-the-eye, we are poised to begin a robust clinical program for PP-001.”

Mr. From continued, “In addition to this transformative asset, we are also pleased to welcome Panoptes cofounders Dr. Franz Obermayr and Dr. Stefan Sperl to the EyeGate management team, whose proven track records and extensive experience executing on clinical development strategies will enable our rapid advancement into indications outside of ophthalmology. I am confident this strengthened team positions the new EyeGate to maximize the clinical potential of PP-001 as a best-in-class immunomodulator, while also complementing our existing pipeline of late-stage ocular assets which together have the potential to address significant unmet needs and large market opportunities.”

Dr. Franz Obermayr, co-founder and Chief Executive Officer of Panoptes, and EVP Clinical Development of EyeGate, said, “This acquisition by EyeGate, a clinical-stage public company with an ophthalmology focus, is testament to the Panoptes team’s success in developing our novel and highly innovative products. I look forward to joining the EyeGate team to unlock the clinical potential of PP-001 across a diverse set of indications with high unmet medical need.”

Under the terms of the agreement, Panoptes will become a wholly owned subsidiary of EyeGate. The consideration from EyeGate (subject to certain adjustments) is $4,000,000 at close consisting of EyeGate common stock, EyeGate preferred stock and cash. Additionally, $1,500,000 in consideration is held back and will be issued in EyeGate preferred stock after a period of 18 months, subject to adjustments for post-closing working capital or indemnification obligations. The transaction also includes two cash or share earn-out provisions, each calling for an additional payment of up to $4,750,000 contingent upon 1) the enrollment and randomization of a first patient into the first Phase III pivotal study of any Panoptes ophthalmic product with the FDA, and 2) an approval of a New Drug Application (“NDA”) by the FDA with respect to any Panoptes ophthalmic product.

About Panoptes

The privately held biotech company Panoptes Pharma GmbH was founded by Dr. Franz Obermayr and Dr. Stefan Sperl and is located in Vienna, Austria. The highly experienced team of Panoptes has successfully developed PP-001 a third generation nanomolar inhibitor of DHODH as an intravitreal, eye drop and intravenous formulation for a wide area of indications in ophthalmology and beyond. Panoptes has achieved major clinical milestones and has shown for the first time that PP-001 is efficacious and safe as an intravitreal injection (PaniJect) in non-infectious posterior segment uveitis patients. Panoptes also developed a novel nano carrier technology for eye drops to revolutionize the treatment of ocular surface diseases and has shown in a clinical safety study that this novel eyedrop, PaniDrop, is well tolerated and safe.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products for treating diseases and disorders of the eye. EyeGate’s lead product, Ocular Bandage Gel (“OBG”), is based on a modified form of the natural polymer hyaluronic acid. The objective of OBG is to protect the ocular surface in order for the body to re-epithelialize the cornea and improve ocular surface integrity.  The product is applied as a clear topical gel, to the damaged ocular surface, and possesses unique properties that help hydrate and protect the ocular surface to allow for wound healing. EyeGate is in clinical evaluation for two different patient populations: (1) patients undergoing photorefractive keratectomy (“PRK”) surgery to demonstrate corneal wound repair after refractive surgery; and (2) patients with punctate epitheliopathies (“PE”) as a result of dry eye to promote reduction of PEs. For more information, please visit www.EyeGatePharma.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s OBG product, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 4, 2020 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Corey Davis, Ph.D.

LifeSci Advisors

(646) 465-1138

cdavis@lifesciadvisors.com